SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

FLOW INTERNATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filling Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

FLOW INTERNATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 11, 2006

To the Shareholders of Flow International Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Flow International Corporation, a Washington corporation, will be held at the InterContinental Hotel, 505 N. Michigan Avenue, Chicago, Illinois, on September 11, 2006, at 11:30 a.m. local time, for the following purposes as described in the attached Proxy Statement:

1.	To elect three directors to hold office for three-year terms ending at the 2009 Meeting of Shareholders, or until their respective successors are elected and qualified.

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2007.

3.	To transact such other business as may properly come before such meeting or any adjournment thereof.

Pursuant to the Bylaws, the Board of Directors has fixed the close of business on August 2, 2006, as the record date for determination of shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting.

So far as Management is aware, no business will properly come before the Annual Meeting other than the matters set forth above.

IF YOU CANNOT BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD APPOINTING STEPHEN R. LIGHT AND JOHN S. LENESS, OR EITHER OF THEM, AS YOUR PROXIES.

By Order of the Board of Directors

John S. Leness

Secretary

KENT, WASHINGTON

August 18, 2006

IT IS IMPORTANT THAT YOUR STOCK BE VOTED

FLOW INTERNATIONAL CORPORATION

23500 64th Avenue South

Kent, Washington 98032

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD SEPTEMBER 11, 2006

The following Proxy Statement is made in connection with solicitation by the Board of Directors of Flow International Corporation (the “Company”) of the enclosed proxy for use at the Annual Meeting of Shareholders to be held at the InterContinental Hotel, 505 N. Michigan Avenue, Chicago, Illinois, on September 11, 2006, at 11:30 a.m. local time.

Shares presented by properly executed proxy in the accompanying form will be voted at the meeting and, where instructions have been given by the shareholder, will be voted in accordance with such instructions. As stated in the proxy, if no instructions are given, the shareholder’s shares will be voted “For” Proposal 1, the election of directors, and “For” Proposal 2, the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Company for fiscal 2007, and, with respect to any other business that may come before the meeting, as recommended by the Board of Directors.

The proxy may be revoked at any time before its exercise by sending written notice of revocation to the Secretary of the Company at the address set forth on page 1 of this Proxy Statement, or by signing and delivering a proxy which is dated later, or, if the shareholder attends the meeting in person, by giving notice of revocation to the meeting judge. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting so that the number of shares represented by proxy can be recomputed.

At the date of this statement, the only matters that Management of the Company intends to present are Proposal 1 (election of directors) and Proposal 2 (ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants). If any other matters are properly brought before the meeting, the enclosed proxy gives discretionary authority to the persons named in such proxy to vote the shares in their best judgment.

The fiscal 2006 Form 10-K of the Company is enclosed herewith.

The approximate mailing date of this proxy material is August 18, 2006.

OUTSTANDING SECURITIES AND INFORMATION

CONCERNING SOLICITATION

The Company has only one class of capital stock outstanding entitled to be voted at the Annual Meeting: Common Stock with voting rights.

Record Date and Outstanding Shares

On August 2, 2006, the record date for determining the shareholders entitled to vote at the Annual Meeting, there were 37,151,659 shares of Common Stock outstanding and entitled to vote. The last sale on the record date of the Company’s Common Stock, as reported by NASDAQ, was $13.72 per share.

Voting

Each share entitles the holder to one vote on all matters presented for shareholder approval including one vote for each director. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting.

In the vote on the election of the director nominees (Proposal 1), you may vote “For” all or some of the nominees or your vote may be “Withheld” with respect to one or more of the nominees. For the proposal to ratify the appointment of Deloitte & Touche LLP (Proposal 2), you may vote “For,” “Against” or “Abstain.”

Under Washington law and the Company’s Articles of Incorporation, if a quorum is present, with respect to Proposal 1 (election of directors), the three nominees for election to the Board of Directors who receive the greatest number of affirmative (for) votes will be elected. With respect to Proposal 2 (ratification of the appointment of Deloitte & Touche LLP), the proposal will be approved if the number of votes cast “For” the proposal exceeds the number of votes cast “Against” the proposal.

An abstention occurs when a shareholder affirmatively instructs the vote to be withheld (by checking the “abstain” or “withhold authority to vote” box on the proxy card) or when a shareholder who has not given a proxy is present at a meeting and does not cast a ballot. Abstentions and “broker non-votes” (shares held by a broker or nominee that are not voted because the broker does not have the authority, either express or discretionary, to vote on a particular matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Abstentions, withheld votes and broker non-votes will have no practical effect in the election of directors, or in the ratification of the selection of Deloitte & Touche LLP because abstentions, withheld votes and broker non-votes do not represent votes cast “For” or “Against” the respective proposal.

Postponement or Adjournment of Annual Meeting

If the Annual Meeting is postponed or adjourned for any reason, at any reconvening of the Annual Meeting all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation and Expenses of Solicitation

Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. The Company has retained The Altman Group, Inc. to assist in the solicitation of proxies. The Company has agreed to pay that firm $4,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Proxies may be solicited personally or by mail, telephone, facsimile or messenger. The Company will also pay persons holding shares of the Common Stock in their names or in the names of the nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All of the costs of the solicitation of proxies will be paid by the Company.

ELECTION OF DIRECTORS

(Proxy Proposal Number One)

According to the Company’s Articles of Incorporation and Bylaws, the Board of Directors shall be composed of no more than nine (9) directors who are divided (as closely as possible) into three (3) equal classes.

At the meeting, three directors will be elected to serve for three-year terms expiring on the date of the 2009 Annual Meeting of Shareholders. Of the remaining directors, two are serving terms that will not expire until the 2007 Annual Meeting of Shareholders and two are serving terms that will not expire until the 2008 Annual Meeting of Shareholders. Two current directors, Ron Barbaro and Kenneth Roberts, are retiring following the Annual Meeting. Following the Annual Meeting the Board will be reduced in size to seven directors. Each director elected will continue in office until his or her successor has been elected, or until his or her resignation or removal in the manner provided by the Articles of Incorporation and Bylaws of the Company.

The names of those persons nominated by the Board of Directors for the position of director of the Company and the names of the directors of the Company whose terms will continue after the Annual Meeting are listed below, accompanied by brief biographies. Shares represented by a properly executed proxy in the accompanying form will be voted for such nominees. Discretionary authority is reserved to vote such shares in the best judgment of the persons named in the proxy in the event that any person or persons other than the nominees listed below are to be voted upon at the meeting due to the unavailability of any nominee so listed.

There are no family relationships between any nominee, director, or executive officer of the Company.

The names of the nominees for directors and the continuing directors, together with certain information regarding them, are as follows:

Nominees (for terms of three years):

Richard P. Fox (age 58) is an independent consultant and director providing services to entrepreneurs and the financial services industry. Mr. Fox was appointed to the Company’s Board of Directors in 2002 and his current term expires with this Annual Meeting. He was President and Chief Operating Officer of CyberSafe Corporation, responsible for the overall financial services and operations of the company. Prior to joining CyberSafe, Mr. Fox was Chief Financial Officer and a member of the Board of Directors of Wall Data where he was responsible for the company’s finances, operations, and human resources activities. Mr. Fox spent 28 years at Ernst & Young, last serving as Managing Partner of the Seattle Office. He serves on the Board of Directors of Premera, a Blue Cross managed-care provider, aQuantive (NASDAQ -AQNT), an on line marketing company, Shurgard Storage Centers, Inc. (NYSE -SHU), a real estate investment trust, as well as several private companies. In addition, he serves as Treasurer and is on the Board of Trustees of the Seattle Foundation and is on the Board of Visitors of the Fuqua School of Business, Duke University. Mr. Fox received a B.A. degree in Business Administration in 1969 from Ohio University and an M.B.A. from Fuqua School of Business, Duke University. He is a Certified Public Accountant in Washington State.

Stephen R. Light (age 60) became President and Chief Executive Officer of the Company in January 2003. Mr. Light was appointed to the Board in January of 2003 and his current term expires with this year’s Annual Meeting. Prior to joining the Company, from 2000 to 2002, Mr. Light was President and Chief Executive Officer of Omniquip Textron Group, Inc., a manufacturer of material handling equipment, aerial work platforms and hydraulic systems. From 1998 to 1999 he was President and Chief Executive Officer of Bucyrus International, Inc. From 1997 to 1998 he was Vice President and General Manager of Operations at P&H Mining Equipment Co., a subsidiary of Harnischfeger Industries; from 1986 to 1996 he served in various positions at Emerson Electric Company; from 1985 to 1986, he served as General Manager of North American Philips’ Mexican consumer electronics manufacturing business; and from 1968 to 1985 at General Electric Company. Mr. Light earned a B.S.M.E. in 1968 from Colorado State University.

Lorenzo C. Lamadrid (age 55) was appointed to the Company’s Board of Directors in 2006. Mr. Lamadrid is Managing Director of Globe Development Group, LLC, a firm that specializes in the development of large-scale energy, power generation, transportation and infrastructure projects in China and provides business advisory services and investments with a particular focus on China. Mr. Lamadrid is also Chairman of Synthesis Energy Systems – a firm that implements leading technology for the production of clean energy and high value gases for methanol and ethanol production from low cost fuels. Additionally, Mr. Lamadrid is Director of China Direct Trading Company. Mr. Lamadrid is a member of the International Advisory Board of Sirocco Aerospace, an international aircraft manufacturer and marketer. Mr. Lamadrid is also a Director and founding partner of the Fairchild Capital Group, a firm providing investment services to basic industries and infrastructure companies in China. He previously served as President and Chief Executive Officer of Arthur D. Little, a management consulting company, as President of Western Resources International, Inc., and as Managing Director and founding partner of The Wing Group, a leading international electric power project-development company. He was a corporate officer, serving as Vice President and General Manager with GE Aerospace and head of International Operations from 1986 to 1999. Mr. Lamadrid holds a dual bachelor’s degree in Chemical Engineering and Administrative Sciences from Yale University, a M.S. in Chemical Engineering from the Massachusetts Institute of Technology and an M.B.A. in Marketing and International Business from the Harvard Business School.

The Board of Directors

Recommends a Vote FOR the

Election of the Above Nominees

for the Board of Directors

Continuing Directors:

Kathryn L. Munro (age 58) is the current Chairman of the Board of Directors and is Principal of Bridge West, a technology investment company. Ms. Munro previously held a variety of senior management positions in both the commercial and retail areas of Seafirst Bank and Bank of America, most recently as Chief Executive for Bank of America’s Southwest Banking Group. Ms. Munro began her banking career in 1980. She was elected to the Company’s Board of Directors in 1996 and her current term expires in 2008. Ms. Munro currently serves on the corporate boards of Pinnacle West (NYSE – PNW), and Knight Transportation (NYSE – KNX). She also serves on numerous community boards in Phoenix, including Valley of the Sun United Way Foundation and the national board of advisors for University of Arizona School of Business. Ms. Munro holds a B.S. degree from Auburn University and an M.B.A. from the University of Washington.

Jan K. Ver Hagen (age 68) is the retired Chairman of the Board (non-executive) of Wolverine Tubing Corporation, a copper tubing manufacturer and processor of specialty heat transfer products, and continues to serve as Director and member of the Audit Committee of Wolverine. Mr. Ver Hagen was elected to the Company’s Board of Directors in 2003, and his current term expires in 2008. He worked for Emerson Electric Co. from 1977 to 1994, including serving as Vice-Chairman and Director from 1987 to 1994. From 1994 to 1999 he was a director of United Dominion Industries, a multinational manufacturing group, and was President and Chief Operating Officer from 1994 to 1998. He returned to Emerson to serve as Senior Vice President from 1999 to 2002. He also serves as trustee of the Wisconsin Alumni Research Foundation. He received a B.S.M.E. in January 1961 from the University of Wisconsin—Madison.

Arlen I. Prentice (age 68) is Chairman and Chief Executive Officer of Kibble & Prentice, which provides insurance and financial consulting services. Mr. Prentice founded Kibble & Prentice 32 years ago. He has served as a director of the Company since 1993 and his current term expires in 2007. He is currently the Chairman of the Northwest Chapter of the National Association of Corporate Directors. Mr. Prentice is a past director of the Starbucks Coffee Corporation, a position he held for 19 years. Mr. Prentice attended the University of Washington, graduating in 1959 with a degree in education.

J. Michael Ribaudo (age 63) is Chairman and Chief Executive Officer of Surgical Synergies, Inc., a national company that develops, acquires and operates ambulatory surgery centers. Dr. Ribaudo was elected to the Company’s Board of Directors in 1995, and his current term expires in 2007. Dr. Ribaudo graduated from Louisiana State University in 1963 and Louisiana State Medical School in 1967 with graduate medical school training at Emory University, Washington University and New York University. He received postgraduate training at Harvard Law School, Kellogg Business School and Stanford Graduate School of Business.

DIRECTOR INDEPENDENCE AND

INFORMATION REGARDING

THE COMMITTEES OF THE

BOARD OF DIRECTORS

The Board of Directors consists of a majority of “independent directors” as such term is defined under Rule 4200(a)(15) of the NASDAQ Stock Market Inc.’s Marketplace Rules. For fiscal year 2006, the Board of Directors determined that Messrs. Ver Hagen, Fox, Roberts (retiring and not standing for re-election), Barbaro (retiring and not standing for re-election), Ribaudo and Ms. Munro were independent directors. For fiscal year 2007, the Board of Directors has determined that Messrs. Ver Hagen, Fox, Ribaudo and Ms. Munro, and Mr. Lamadrid, if elected, are independent directors.

The Board of Directors held 10 meetings during the fiscal year ended April 30, 2006. All of the directors attended at least 75% of all Board and Committee meetings. The numbers of meetings of each Committee of the Board are described below.

The Company typically schedules a Board Meeting in connection with the Annual Shareholder Meeting. The Company expects that all directors will attend, absent a valid reason, such as a schedule conflict. Last year, all members of the Board of Directors attended the Annual Meeting.

The Company has an Audit Committee, a Compensation and Plan Administrator Committee, a Mergers, Acquisitions and Dispositions Committee, and a Nominating and Governance Committee.

Audit Committee. The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process. In performing these functions, the Audit Committee reviews the Company’s financial reporting process and internal controls and reviews and appraises the audit efforts of the Company’s independent registered public accounting firm and the Company’s internal audit function. The Audit Committee also provides open lines of communication between the directors, the independent registered public accounting firm, the internal auditor and the financial and senior management of the Company. The Board of Directors has approved a written charter for the Audit Committee, a copy of which is included as an appendix to this proxy statement. Among other things, the Audit Committee Charter requires that members of the Committee be independent of Management, free of any relationship that would interfere with their independent judgment and have a minimum level of financial competency. During fiscal 2006, the members of the Audit Committee were Richard P. Fox (Chair), Kathryn L. Munro, Kenneth M. Roberts (retiring and not standing for re-election), and Jan K. Ver Hagen. For fiscal 2007, Richard P. Fox (Chair), Kathryn L. Munro, and Jan K. Ver Hagen are expected to serve on the Audit Committee. For fiscal 2007, all of the expected members of the Committee are independent directors as defined under the NASDAQ’s Marketplace Rules and each of whom are also experienced in financial matters. The members of the Audit Committee, in addition to the foregoing criteria, meet the additional criteria of SEC Rule 10A-3 that they neither (1) accept any direct compensation from the Company other than director and committee fees and pension or other deferred compensation for prior service, nor (2) are affiliated persons of the Company. The Board of Directors has determined that Richard P. Fox is an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee held 12 meetings in the fiscal year ended April 30, 2006.

Compensation and Plan Administrator Committee. The primary function of the Compensation and Plan Administrator Committee is to assist the Board of Directors to ensure that all officers and key management personnel of the Company and its subsidiaries are effectively compensated in terms of salary, supplemental compensation, and benefits which are internally equitable and externally competitive. The Committee establishes and maintains a competitive, fair, and equitable compensation and benefits policy designed to retain personnel, to stimulate their useful and profitable efforts on behalf of the Company, and to attract necessary additions to the staff with appropriate qualifications. The Committee also acts as Administrator of the Company’s stock incentive plans, determining the terms, amounts and recipients of stock grants. During fiscal 2006, the members of the Compensation and Plan Administrator Committee were J. Michael Ribaudo (Chair), Richard P. Fox, Kathryn L. Munro and Arlen I. Prentice (non-voting). For fiscal 2007, the same members are expected to serve on the Committee. For fiscal 2007, all of the expected members of the Committee are independent directors as defined under the NASDAQ’s Marketplace Rules. Arlen I. Prentice is Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly-owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to the Company. Premium payments for insurance coverage that Kibble & Prentice, Inc. passes on to the underwriters totaled $2.4 million for the fiscal year ended April 2006. These amounts included commissions of $281,809. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest. There were eight meetings of the Compensation and Plan Administrator Committee during the fiscal year ended April 30, 2006.

Mergers, Acquisitions and Dispositions Committee. The primary function of the Mergers, Acquisitions and Dispositions Committee is to assist the Board of Directors to review potential opportunities for acquisitions, mergers, dispositions, divestitures or similar transactions and to assist the Board of Directors in analyzing equity or debt financings or other capital raising opportunities. During fiscal 2006, the members of the Mergers, Acquisitions and Dispositions Committee were Kenneth M. Roberts (Chair) (retiring and not standing for re-election), Ronald D. Barbaro (retiring and not standing for re-election), Arlen I. Prentice, and Jan K. Ver Hagen. For fiscal 2007, Jan K. Ver Hagen (chair), Lorenzo Lamadrid, Richard P. Fox, J. Michael Ribaudo and Arlen I. Prentice are expected to serve on the Committee. There were two meetings of the Mergers, Acquisitions and Dispositions Committee during the fiscal year ended April 30, 2006.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to assist the Board of Directors in matters of Board organization and composition and to locate and recommend to the Board individuals to fill vacancies on the Board. Kathryn L. Munro (Chair),

Ronald D. Barbaro (retiring and not standing for re-election), J. Michael Ribaudo, and Kenneth M. Roberts (retiring and not standing for re-election) served on the Committee during fiscal year 2006. For fiscal year 2007, Kathryn L. Munro (Chair), Lorenzo Lamadrid and Arlen I. Prentice are expected to serve on the Committee, each of whom is an independent director as defined under the NASDAQ’s Marketplace Rules. The Nominating and Governance Committee met 13 times during the fiscal year ended April 30, 2006. The Charter for the Committee is available at the Company’s website at www.flowcorp.com. Information on the Company’s website, however, does not form a part of this Proxy Statement.

The Restructuring Committee and Strategic Scenario Planning Committee have been dissolved.

THE DIRECTOR NOMINATIONS PROCESS

(i) Consideration of Director Nominees

The Nominating and Governance Committee will consider qualified nominees recommended by shareholders. Shareholders may submit recommendations to the Nominating and Governance Committee in care of our Chairman of the Board and Secretary at the address set forth on page 1 of this Proxy Statement. Nominees for director who are recommended by shareholders will be evaluated in the same manner as any other nominee for director.

Shareholder recommendations for director should include (i) the name and address of the shareholder recommending the person to be nominated, (ii) a representation that the shareholder is a holder of record of stock of the Company, including the number of shares held and the period of holding, (iii) a description of all arrangements or understandings between the shareholder and the recommended nominee, (iv) such other information regarding the recommended nominee as would be required to be included in a Proxy Statement filed pursuant to Regulation 14A promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended and (v) the consent of the recommended nominee to serve as a director of the Company if so elected. We may require that the proposed nominee furnish us with other information as we may reasonably request to assist us in determining the eligibility of the proposed nominee to serve as a director.

To submit a recommendation for director for an upcoming annual shareholder meeting, it is necessary that a shareholder notify the Company not less than 120 days, nor more than 180 days, before the first anniversary of the date that the Proxy Statement for the preceding year’s Annual Meeting was first sent to shareholders. In addition, the notice must meet all other requirements contained in the Company’s Bylaws, if any.

The Company’s Bylaws also provide that nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Shareholders by any shareholder entitled to vote on such election. Such nominations must be submitted to the Company in accordance with the procedures specified in Section 5 of Article II of the Bylaws.

Qualification of Directors

In evaluating the suitability of candidates to serve on the Board of Directors, including shareholder nominees, the Nominating and Governance Committee will seek candidates who are “independent” as defined in the NASDAQ rules and meet certain selection criteria, including:

➢	each director should be chosen without regard to sex, race, age, religion or national origin;

➢	each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

➢	each director should be free of any conflict of interest that would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;

➢	each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

➢	each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director;

➢	each director should have the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a whole and not primarily a special interest group or constituency;

➢	each director should have the ability to read and understand corporate financial statements; and

➢	each director should have the ability to work effectively with other directors in collectively serving the long-term interests of all shareholders.

Prior to any meeting involving the election of directors, the Nominating and Governance Committee will evaluate the candidates based on the foregoing suitability criteria and recommend the most qualified candidates to the Board of Directors.

In evaluating director candidates, regardless of the source of the nomination, the Nominating and Governance Committee will consider, in accordance with its Charter, the composition of the Board as a whole, the requisite characteristics (including independence, diversity, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members.

(ii) Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director which may come to the Nominating and Governance Committee’s attention through current Board members, Management, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.

The Nominating and Governance Committee will consider candidates recommended by shareholders, when the nominations are properly submitted, under the criteria summarized above in “Consideration of Director Nominees.” The deadlines and procedures for shareholder submissions of director nominees are described above. Following verification of the shareholder status of persons proposing candidates, the Nominating and Governance Committee makes an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Board before deciding to undertake a complete evaluation of the candidate. If any materials are provided by a shareholder or professional search firm in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee as part of its review. If the Nominating and Governance Committee determines that additional consideration is warranted, it may gather and review additional information about the nominee’s background and experience (or may request a third-party search firm on its behalf to gather such additional information and report its findings to the Nominating and Governance Committee). Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Nominating and Governance Committee, a potential candidate nominated by a shareholder is treated like any other potential candidate during the review process by the Nominating and Governance Committee. In connection with this evaluation, the Nominating and Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Governance Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating and Governance Committee.

Compensation of Directors

The Compensation and Plan Administrator Committee is charged with ensuring that the Company will be able to continue to attract and retain directors having the qualifications necessary to serve the interests of the Company’s shareholders. To achieve this goal and, based on a thorough review of director compensation at a peer group of 16 companies conducted by a nationally recognized independent compensation consulting firm, the Committee has adopted the following compensation program for Directors. This program was adopted in fiscal 2004 and, except as noted below, remains unchanged for fiscal 2007.

Directors who are not employees of the Company will receive an annual retainer of $20,000, payable quarterly, $1,500 per meeting for attendance at Board meetings and $1,000 per meeting for attendance at Committee meetings. The Company also reimburses directors for travel and other expenses in connection with their service.

In addition, Committee Chairs will be paid an additional annual retainer of $5,000 with the exception of the Audit Committee Chair who is paid an additional annual retainer of $10,000, and the non-executive Chairman of the Board who is paid an additional annual retainer of $15,000.

Non-employee Directors will also receive annual grants of shares of Common Stock that are vested at the time of grant. The annual grants of shares of Company stock will have a value equal to $40,000 (raised from $30,000 during the 2006 fiscal year). The grants will be made at each Annual Meeting of Shareholders, and the shares will be valued based on the average closing price over the twenty (20) trading days preceding the Annual Meeting.

For non-employee Directors serving prior to 2003, the Company had adopted a retirement policy providing that Directors who agree to continue to serve as consultants will receive, following their retirement, annual amounts for a period equal to the director’s years of service on the Board, up to a maximum of nine (9) years. This policy is being terminated, and the directors retiring with this Annual Meeting will be the last directors to receive this benefit.

MANAGEMENT

Executive Officers

The executive officers of the Company are:

Name	Age	Position
Stephen R. Light	60	President and Chief Executive Officer
Douglas P. Fletcher	51	Vice President and Chief Financial Officer
Thomas C. Johnson	53	Senior Vice President of Operations
Richard A. LeBlanc	51	Executive Vice President of Sales
John S. Leness	46	General Counsel and Corporate Secretary
Rick L. Nicholson	57	Vice President of Human Resources
Felix M. Sciulli	54	Senior Vice President of Global Engineering and Research and Development

Each executive officer of the Company is elected or appointed annually by the Board of Directors.

Stephen R. Light (biographical information for Mr. Light appears above).

Douglas P. Fletcher joined the Company in August 2005 as interim Chief Financial Officer and in October 2005 was appointed Vice President and Chief Financial Officer. Prior to joining the Company, he served as Chief Financial Officer at GiftCertificates.com (2001 to 2005) and eCharge Corporation (2000 to 2001), both based in Seattle. From 1986 until 2000, he held various senior positions in corporate and structured finance, equipment finance, restructuring, and other finance positions with Citigroup in New York. From 1980 to 1986 he served in various positions at International Paper Company and from 1976 to 1980 he was employed by Price Waterhouse. Mr. Fletcher earned his B.S. degree in Accounting from Ohio University in 1976.

Thomas C. Johnson joined the Company in August 1996 as Vice President of Manufacturing. Mr. Johnson became Senior Vice President, Manufacturing Technology in October of 1999 and Senior Vice President of Operations in June of 2003. Prior to joining the Company, he was employed by the Kenworth Truck Company Division of PACCAR for sixteen years, serving as Plant Manager and before that as Assistant Plant Manager.

Richard A. LeBlanc joined the Company in 1994 as Vice President of Sales. Mr. LeBlanc became Executive Vice President in August 1998. Prior to joining the Company, he was employed by the ASI Robotic Systems Division of Cargill Detroit Corporation for 10 years, serving as Manager of Sales and Marketing and before that in direct sales.

John S. Leness joined the Company in June 1990 as its Corporate Counsel, became General Counsel in December 1990, and was appointed Assistant Secretary in January 1991 and Secretary in February 1991. From 1986 until joining the Company, Mr. Leness had been associated with the Perkins Coie law firm.

Rick L. Nicholson joined the Company in 2005 as Vice President, Human Resources. From 2003 until he joined the Company, Mr. Nicholson had been a private consultant. From 2001 to 2003 he was the Chief Human Resources Executive at Milgard Manufacturing., a manufacture of windows and patio doors, and from 1998 to 2001 he was Vice President of Human Resources at U.S. Marine Corporation a builder of boats. Prior to 1998 Mr. Nicholson was employed by Weyerhaeuser and Tektronix.

Felix M. Sciulli joined the Company in October 1995 as Vice President of Engineering. Mr. Sciulli became Senior Vice President, Engineering and Research and Development in June 2000. Prior to joining the Company, he was with Equimeter, Inc., a division of BTR plc (acquired from Rockwell International Corporation), for six years as Director of Engineering and Research and Development. Mr. Sciulli also spent thirteen years with Rockwell in various engineering and research roles, and three years with Westinghouse Electric Corporation.

STOCK OWNERSHIP OF MANAGEMENT AND OF PRINCIPAL SHAREHOLDERS

The following table sets forth information as of August 2, 2006, with respect to each shareholder known by the Company to be the beneficial owner of more than five percent (5%) of any class of voting securities of the Company, each director, those executive officers listed in the Summary Compensation Table below and all directors and executive officers of the Company as a group. Currently, the Company’s sole class of voting securities outstanding is Common Stock. Except as noted below, each person has sole voting and investment powers with respect to the shares shown. Beneficial ownership is determined in accordance with SEC rules. The number of shares beneficially owned and the percentage of ownership of each person or entity includes shares of Common Stock subject to options, warrants or other convertible securities held by that person or entity that are exercisable within 60 days of August 2, 2006. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 37,151,659 shares of Common Stock outstanding as of August 2, 2006. Certain information in the “Other Beneficial Ownership” table was obtained from filings made with the SEC pursuant to Section 13(g) of the Exchange Act.

Management

Name and Position (1)	Number of Shares		Percent of Outstanding Shares
Ronald D. Barbaro, Director	49,875	(2)	*
Douglas P. Fletcher, Executive Officer	9,012	(3)	*
Richard P. Fox, Director	31,546		*
Thomas C. Johnson, Executive Officer	90,888	(4)	*
Lorenzo C. Lamadrid, Director	0		*
Richard A. LeBlanc, Executive Officer	157,654	(5)	*
John S. Leness, Executive Officer	163,644	(6)	*
Stephen R. Light, Director and Executive Officer	849,701	(7)	2.3%
Kathryn L. Munro, Director	83,421	(8)	*
Rick L. Nicholson, Executive Officer	14,025	(9)	*
Arlen I. Prentice, Director	244,250	(10)	*
J. Michael Ribaudo, Director	219,595	(11)	*
Kenneth M. Roberts, Director	291,516	(12)	*
Felix M. Sciulli, Executive Officer	113,978	(13)	*
Jan K. Ver Hagen, Director	39,046		*
All directors and officers — as a group (14 persons)	2,358,151		6.4%

*	Denontes less than 1%

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Flow International Corporation, 23500 64th Avenue South, Kent, Washington 98032.

(2)	Includes options exercisable within 60 days for 49,875 shares of Company Common Stock.

(3)	Includes restricted shares vesting within 60 days for 840 shares of Company Common Stock.

(4)	Includes options exercisable within 60 days for 37,000 shares of Company Common Stock.

(5)	Includes options exercisable within 60 days for 100,000 shares of Company Common Stock.

(6)	Includes options exercisable within 60 days for 106,000 shares of Company Common Stock.

(7)	Includes options exercisable within 60 days for 192,455 shares of Company Common Stock.

(8)	Includes options exercisable within 60 days for 49,875 shares of Company Common Stock.

(9)	Includes restricted shares vesting within 60 days for 1,250 shares of Company Common Stock.

(10)	Includes options exercisable within 60 days for 59,875 shares of Company Common Stock.

(11)	Includes options exercisable within 60 days for 49,875 shares of Company Common Stock.

(12)	Includes options exercisable within 60 days for 49,875 shares of Company Common Stock.

(13)	Includes options exercisable within 60 days for 63,000 shares of Company Common Stock.

Other Beneficial Owners

Name and Address	Number of Shares		Percent of Outstanding Shares
The Pinnacle Fund LP and Barry M. Kitt(1)	2,593,610		7.0%
4965 Preston Park Blvd. Suite 240
Plano, Texas 75093

Third Point LLC and Daniel S. Loeb(2)	4,436,300	(3)	11.9%
390 Park Avenue 18th Floor
New York, New York 10017

JLF FUNDS	4,436,300		11.9%
2775 Via de la Valle Suite 204
Del Mar, CA 92014

ICM Asset Management, Inc.(4)	2,031,800		5.5%
601 W. Main Avenue Suite 600
Spokane, Washington 99201

SunTrust Banks, Inc(5)	2,414,615		6.5%
303 Peachtree Street Suite 1500
Atlanta, CA 30308

(1)	Based on Schedule 13G filed February 9, 2006 on behalf of the Pinnacle Fund, L.P. (“Pinnacle”), a Texas limited partnership, and Barry M. Kitt. Pinnacle Advisers, L.P. (“Advisers”) is the general partner of Pinnacle. Pinnacle Fund Management, LLC (“Pinnacle Management”) is the general partner of Advisers. Mr. Kitt is the sole member of Pinnacle Management. Includes 200,000 shares that were acquired by Pinnacle upon exercise of a warrant on March 27, 2006.

(2)	Based on Schedule 13G filed February 13, 2006 by Third Point LLC. Third Point LLC, a Delaware limited liability company (the “Management Company”) serves as investment manager or adviser to a variety of hedge funds and managed accounts (such funds and accounts, collectively, the “Funds”), with respect to shares of Common Stock directly beneficially owned by the Funds. Mr. Daniel S. Loeb is the managing member of the Management Company and controls its business activities, with respect to shares of Common Stock indirectly beneficially owned by Mr. Loeb by virtue of such position. These shares include 3,014,220 shares (includes 274,020 shares issuable upon exercise of warrants) held by Third Point Offshore Fund (c/o Walkers SPV Limited, Walker House, Mary Street, P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands, British West Indies).

(3)	Includes 403,300 shares issuable upon exercise of warrants.

(4)	Based on Schedule 13G filed February 14, 2006 by ICM Asset Management, Inc, Koyah Ventures, LLC and James M. Simmons. ICM Asset Management, Inc. is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. James M. Simmons is the Chief Executive Officer and controlling shareholder of ICM Asset Management, Inc., and the manager and controlling owner of Koyah Ventures, LLC.

(5)	Based on Schedule 13G filed February 13, 2006. SunTrust Banks, Inc., a Georgia corporation, as Parent Holding Company for Trusco Capital Management Inc., a Georgia corporation, and for SunTrust Bank Holding Company, a Florida corporation, as Parent Company for SunTrust Bank, a Georgia banking association, in various fiduciary capacities.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended April 30, 2006, all Section 16(a) filing requirements were complied with.

Executive Compensation

Summary Compensation Table

The following table sets forth compensation paid for services to the Company in all capacities for the years ended April 30, 2006, 2005 and 2004, with respect to the Chief Executive Officer and each of the four most highly compensated individuals who were serving as executive officers at the end of the Company’s fiscal year ended April 30, 2006 (the “named executive officers”).

	Year	Annual Compensation				Long-Term Compensation				All Other Compensation (6)
Name and Principal Position		Salary	Bonus (1)		Other Annual Compensa- tion (2)	Restricted Stock Awards	Number of Stock Options	Retention Payouts (3)
Stephen R. Light President and Chief Executive Officer	2006 2005 2004	$523,570 480,008 450,008		$524,475 421,414 264,061	$250,000 184,679 181,438	$777,200 341,550 181,000	21,250 21,250 21,250	$2,488,000 0 0	(4)	$11,214 0 40,760

Thomas C. Johnson Senior Vice President of Operations	2006 2005 2004	$190,008 190,008 190,008		$104,880 99,785 83,620	$51,339 56,253 57,445	$0 0 0	0 0 0	$387,039 0 0	(5)	$24,889 58,629 32,314

Richard A. LeBlanc Executive Vice President of Sales	2006 2005 2004	$220,001 220,002 220,002	$ $	138,600 128,503 96,824	$51,339 59,596 66,527	$0 0 0	0 0 0	$387,039 0 0	(5)	$25,500 58,629 32,690

John S. Leness General Counsel and Secretary	2006 2005 2004	$171,785 160,014 160,014	$ $	125,215 121,600 118,800	$57,143 57,142 28,571	$0 0 0	0 0 0	$392,843	(5)	$22,960 7,200 6,600

Felix Sciulli Senior Vice President of Global Engineering and Research and Development	2006 2005 2004	$171,785 160,014 160,014		$108,360 124,800 118,800	$57,143 57,142 28,571	$0 0 0	0 0 0	$392,843	(5)	$20,125 7,200 6,600

(1)	Includes the dollar value of shares of Company stock received in lieu of cash bonus under the Company’s Annual Incentive Plan.

(2)	Includes semi annual cash retention awards under the retention plan described below under “Retention Award” in the Compensation and Plan Administrator Committee Report.

(3)	Includes cash and stock payouts from the early termination of the retention plan described below under “Retention Award” in the Compensation and Plan Administrator Committee Report.

(4)	$2,238,000 of this amount represents the dollar value of 200,000 shares of Company stock received as part of the payout from the early termination of the retention plan.

(5)	$335,700 of this amount represents the dollar value of 30,000 shares of Company stock received as part of the payout from the early termination of the retention plan.

(6)	Includes Company contributions to the Voluntary Pension and Salary Deferral Plan and the Flow International Corporation Executive Deferral Plan and amounts paid in connection with retention agreements.

Option Grants Table

Fiscal 2006

The following table sets forth certain information regarding options granted to the Company’s named executive officers during fiscal 2006.

Individual Grants
	Number of Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Years)
Name						5%	10%
Stephen R. Light	21,250	(1)	100%	$12.81	5/23/16	$171,193	$433,837

(1)	Although granted on 5/23/06, in fiscal 2007, these options are included for this table because they were granted pursuant to Mr. Light’s employment contract, with respect to fiscal 2006.

Aggregated Option Exercises in Fiscal 2006

and Fiscal Year-End Option Values

The following table sets forth certain information regarding options exercised during the year ended April 30, 2006, by the Company’s named executive officers.

	Shares Acquired on Exercise	Value Realized	Total Number of Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen R. Light	44,002	$403,942	167,455	52,293	$1,677,384	$485,763
John S. Leness	45,000	143,780	106,000	0	394,582	0
Thomas C. Johnson	18,000	66,648	37,000	0	114,115	0
Richard A. LeBlanc	51,000	193,246	100,000	0	280,225	0
Felix Sciulli	0	0	63,000	0	203,335	0

(1)	Calculated using $13.52, the closing price of the Company’s Common Stock as reported by NASDAQ on April 28, 2006.

Certain Relationships and Related Transactions

Arlen I. Prentice is Chief Executive Officer of Kibble & Prentice, Inc., a company that, together with its wholly-owned subsidiary, provides insurance brokerage and employee benefits, administrative and consulting services to the Company. Premium payments for insurance coverage, which Kibble & Prentice, Inc. passes on to the underwriters, totaled $2.4 million for the fiscal year ended April 2006. These amounts included commissions of $281,809 paid by the underwriters to Kibble & Prentice. Mr. Prentice abstained from participating in matters where he may have had a conflict of interest.

Compensation and Plan Administrator Committee Report

Introduction. The Compensation and Plan Administrator Committee of the Board of Directors (the “Compensation Committee”) establishes and directs the administration of all programs under which executive compensation is paid or awarded to the Company’s executive officers and incentive-eligible employees. In addition, the Compensation Committee evaluates executive officer performance and assesses the overall effectiveness of the Company’s executive compensation programs.

Total Compensation Philosophy. During fiscal 2005 the Committee adopted the following compensation philosophy, which it used as the basis for its review of the Company’s programs for 2006 and has used again for 2007:

Flow International will provide compensation and benefit programs that are competitive with relevant markets where we compete for employees, internally equitable, and consistent with our commitment to providing a work environment that promotes teamwork, outstanding performance, and corporate pride.

Base Salary—Base salary opportunities should be competitive with relevant organizations with similar complexity, and internally consistent based upon each position’s assigned responsibilities. Individual salary determinations will be made considering incumbent qualifications, experience and performance.

Short-Term Incentives—Consistent with competitive practices, executive officers and other key management and technical positions should have a portion of targeted total compensation at risk, contingent upon meeting predefined corporate, business unit and individual goals. Flow International believes it is important that those who are directly involved in contributing to the achievement of our goals should have a meaningful portion of their total compensation opportunity tied to shared corporate objectives.

Long-Term Incentives—Executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to high levels of sustained performance and increasing shareholder value.

Employee Benefits—Flow International will assist employees in meeting their retirement income, health care, survivor income, disability income, time-off and other needs through competitive, cost-effective, company-sponsored programs that provide employees with reasonable flexibility in meeting their circumstances.

Decisions regarding total compensation program design, as well as individual pay decisions, will be made in the context of this Total Compensation Philosophy and our ability to pay, as defined by our financial success.

Elements of Executive Compensation. The elements of executive compensation during fiscal 2005 included base salary, an annual incentive program, a retention program, and retirement and other benefits. For fiscal 2006, the Committee adopted, and the shareholders approved, a long term incentive program. Most elements of executive compensation for fiscal 2007 are unchanged, although, as described below, goals under the incentive plans have been updated and the retention program has been terminated. While the elements of compensation described in this report are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to each executive, including salary, incentive compensation, retirement and other benefits. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement, other than the Chief Executive Officer (“CEO”), the Compensation Committee takes into account the views of the CEO.

The Committee has chosen to use restricted stock, rather than stock options for executive compensation. The Committee believes that executives who hold stock and share the full risk of changes in share price will better manage the Company for its shareholders. Including the payments received in connection with the termination of the Retention Program, described below, approximately 60 percent of the compensation paid for fiscal 2006 to the CEO and the four other executives included in the Summary Compensation Table, above, was paid in the form of stock, ensuring that their interests are fully aligned with shareholders.

Base Salaries. Base salaries of the executive officers other than for the CEO were determined by the Compensation Committee using the CEO’s recommendations and data provided by the Committee’s independent consultant. No adjustments to executive base salaries had been made for fiscal 2004 or 2005. The Committee made adjustments to individual executives’ base salaries for fiscal 2006 and again for 2007 based on competitive pay data and practices in the industrial and commercial machinery industry sector, proxy analysis of a group of peer companies, and individual performance. The CEO’s pay is set by contract and discussed below.

Annual Incentive Plan. The Company’s executive officers are eligible for bonuses under the Company’s Annual Incentive Plan. The Annual Incentive Plan emphasizes the achievement of the Company’s annual financial goals. For fiscal 2006 these goals were based on achievement of goals including revenue, operating profit, return on assets, and individual and business unit goals. Bonuses were paid approximately half in stock and half in cash. For fiscal 2007 these goals will be based on revenue, EBITDA, business unit goals, and individual goals. Executives’ target bonus levels have been set at percentages of base salary, ranging from 15—40 percent. The CEO’s target bonus level is discussed below under Chief Executive Officer Compensation. Bonuses will range from zero to two times the target bonus, depending on the degree of target achievement. Payouts will be made half in stock and half in cash.

The Company exceeded all of its goals for fiscal 2006, and annual incentive payouts were made for the fiscal year at the maximum levels under the plan adjusted for individual performance measurements.

Long Term Incentive Plan. Beginning with fiscal 2006, the Company adopted, and the shareholders approved, a Long Term Incentive Plan. The purpose of the Long Term Incentive Plan is to provide stock incentives for executives who assist the Company in meeting the Company’s long-term financial goals and to align the interests of executives with the Company’s shareholders. The plan is also intended to provide performance based incentives beginning after the last awards are paid under the retention program described below. Under the plan, executives have the opportunity to receive shares of stock based on achievement of goals over a three year period. At the beginning of each three year performance period participating executives are assigned a target award, based on achievement of specific goals. At the end of the three year period the executive receives a number of shares, based on the Company’s achievement of these goals. Awards may range from zero to two times the target number of shares. For the first three year period, ending with the end of fiscal 2008, the goals are based on the Company achieving a return on invested assets and a certain cumulative earnings per share over the preceding three year period. For the second three year period, ending with the end of fiscal 2009, the goals are based on the Company achieving a certain cumulative cash flow and a certain cumulative earnings per share over the preceding three year period. Goals for future three year periods, as well as target awards, will be set at the beginning of each three year period.

Retention Award. During fiscal year 2003, the Company began to implement a comprehensive restructuring program intended to return the Company to profitability. The Compensation Committee determined that, during this implementation, it was critical to ensure key executives remain employed at the Company and focused on the day-to-day operations to successfully turnaround the Company. As a result, the Compensation Committee adopted a retention program to achieve these goals. The program included five executives and the CEO. The CEO’s retention award is discussed below. Under the program each participating executive who remained in the Company’s employ was eligible to receive retention awards in both cash and stock. The cash retention awards began six months after the plan inception and provided for seven equal semi-annual increments. The restricted stock unit awards vested 42 months after plan inception so long as the executive remained with the company throughout the period. The stock portion of the awards was 30,000 shares, for executives and 200,000 shares for the CEO. At the time the program was implemented the Company’s stock price was approximately $1.50. During fiscal 2006 the Company’s turnaround was completed and the price of the Company’s stock increased rapidly to approximately $13.00. With the increasing stock price the cost to the Company of the stock portion of the program escalated dramatically. The Board of Directors determined that the Long Term Incentive Plan provided an adequate incentive to retain executives and, in order to limit the increasing cost of the retention award program, terminated the program and paid the two remaining cash and the stock awards.

Chief Executive Officer Compensation. Mr. Light and the Company entered into an employment agreement effective November 25, 2002, as amended September 21, 2005 (the “Light Agreement”). Beginning on May 1, 2003, the Light Agreement began a two-year term that is extended on day-to-day basis so that the remaining term of the Light Agreement is always two years (unless notice not to extend is given by either party). Under the terms of the Light Agreement, Mr. Light’s annual base salary is $525,000 and he is eligible for target annual performance bonus is equal to 60 percent of his base salary. Mr. Light’s annual performance bonuses are based on the same factors as the executives’ bonuses, although the Board has established additional goals for the CEO for fiscal 2007, and half of the bonus is based on achievement of these goals. These additional goals include: eliminating material weaknesses in financial reporting, achieving Sarbanes Oxley Section 404 compliance, leadership and recruitment, development of information technology systems, and employee and customer satisfaction.

Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction for compensation to its CEO and any of its four other highest paid executive officers to $1 million. Qualified performance-based compensation is not subject to the $1 million limitation, provided certain requirements of Section 162(m) are satisfied. These requirements include shareholder approval and periodic re-approval of the material terms of performance goals in plans such as the Company’s 2005 Equity Incentive Plan. The Compensation Committee presently anticipates that the Company’s executive compensation will either be below such levels or will be structured to qualify as “performance-based compensation” which is exempt from such limitation.

Conclusion. After its review of the total compensation program for the executives of the Company, the Compensation Committee believes that the executive compensation policies and practices it has adopted will serve the interests of the shareholders and the Company effectively. The Committee also believes that the various compensation programs offered are appropriately balanced to provide increased motivation for executive officers to contribute to the Company’s overall future success, thereby increasing the value of the Company for the shareholders’ benefit. The Compensation Committee will continue to monitor the effectiveness of the Company’s total compensation program to meet the ongoing needs of the Company.

This report is submitted by the members of the Compensation Committee. This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under such acts.

COMPENSATION AND PLAN

ADMINISTRATOR COMMITTEE

J. Michael Ribaudo—Chairman

Richard P. Fox

Kathryn L. Munro

Arlen I. Prentice (nonvoting)

Report of the Audit Committee

The undersigned members of the Audit Committee oversee the Company’s corporate accounting reporting practices and the quality and integrity of the financial reports of the Company on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with Management and the independent registered public accounting firm the Company’s audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2006.

The Audit Committee meets with the independent registered public accounting firm at least quarterly and has discussed with them the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its Management including the matters in the written report provided to the Audit Committee as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Also, the Company’s internal auditor reports at least quarterly to the Audit Committee.

The Audit Committee reviewed and discussed Management’s assessment of its internal control over financial reporting and the independent registered public accounting firm’s evaluation of Management’s assessment of the Company’s internal control over financial reporting with Management and the Independent Auditors. In addition, the Audit Committee discussed with Management and the independent registered public accounting firm any significant deficiencies identified with respect to the Company’s internal control over financial reporting, including the material weaknesses identified below under the discussion of the ratification of the appointment of the Company’s independent registered public accounting firm, and elicited recommendations for the improvement of the Company’s internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2006.

As a result of the adoption of the Sarbanes-Oxley Act of 2002, the Board of Directors is required to determine whether the Company has an “audit committee financial expert” on the Audit Committee. An “audit committee financial expert” is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions. Based on the review of the experience and qualifications of the Audit Committee members, the Board of Directors has determined that the following member of the Audit Committee is qualified as an audit committee financial expert: Richard P. Fox.

AUDIT COMMITTEE

Richard P. Fox—Chairman

Kathryn L. Munro

Kenneth M. Roberts

Jan K. Ver Hagen

Stock Performance Graph

The following graph sets forth the cumulative total shareholder return to the Company’s shareholders during the five-year period ending April 30, 2006, as well as overall stock market index (NASDAQ) and for those peer group indices selected for each of the Company’s product lines (S & P SmallCap 600 Index and Dow Jones US Industrial Machinery Index). The Company has paid no dividends on its Common Stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG FLOW INTERNATIONAL CORPORATION, THE S & P SMALLCAP 600 INDEX,

THE NASDAQ STOCK MARKET (U.S.) INDEX

AND THE DOW JONES US INDUSTRIAL MACHINERY INDEX

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

(PROXY PROPOSAL NUMBER 2)

The Audit Committee of the Board of Directors requests that shareholders ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending April 30, 2007. Services provided to the Company and its subsidiaries by Deloitte in fiscal 2006 are described under “Fees to Independent Registered Public Accounting Firms” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee above.

If the shareholders do not ratify the appointment, the Audit Committee will investigate the reasons for the shareholders’ rejection and reconsider the appointment.

The Board of Directors Recommends a Vote “FOR” the Ratification of the Appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm.

Acting under the authority of the Board of Directors, the Company’s Audit Committee dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm effective January 12, 2006. Effective January 17, 2006, the Company engaged Deloitte & Touche LLP as the Company’s new independent registered public accounting firm, for the fiscal year ending April 30, 2006. The decision to change accountants was approved and recommended by the Company’s Audit Committee.

It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to answer shareholders’ questions and will have the opportunity to make a statement if they so desire.

Fees to Independent Registered Public Accounting Firms

The following table presents fees for audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) the independent auditor for the audit of the Company’s annual consolidated financial statements for the year ended April 30, 2006 and to PricewaterhouseCoopers the independent auditor for the audit of the Company’s annual consolidated financial statements for the year ended April 30, 2005 and fees billed for other services rendered by the independent auditor during the same periods.

	Deloitte Entities	PwC	PwC
	2006	2006	2005
Audit Fees(1)	$2,370,555	$1,542,872	$600,710
Audit-Related Fees	0	0	0
Tax Fees(2)	0	116,844	20,013
All Other Fees(3)	0	19,665	105,449
Total	$2,370,555	$1,679,379	$726,172

(1)	Fees for audit services billed or expected to be billed relating to fiscal 2006 consisted of: (a) Audit of the Company’s annual financial statements, (b) reviews of the Company’s quarterly financial statements, statutory and regulatory audits, consents and other services related to Security and Exchange Commission (“SEC”) matters, (c) audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective control over financial reporting was maintained in all material respects, and (d) attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404.

Fees for audit services billed or expected to be billed relating to fiscal 2005 consisted of: (a) Audit of the Company’s annual financial statements, and (b) reviews of the Company’s quarterly financial statements, statutory and regulatory audits, consents and other services related to SEC matters.

(2)	Tax fees represent the aggregate fees paid for professional services, principally including fees for tax compliance and tax advice.

(3)	All other fees represent the aggregate fees paid for products and services that are not included in the “Audit fees,” “Audit-related fees” and “Tax fees” sections. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal registered public accounting firm’s independence.

The audit reports of PwC on the Company’s consolidated financial statements for the fiscal years ended April 30, 2005 and 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that (a) PwC’s report, submitted with our Annual Report on Form 10-K/A filed January 31, 2006 (FY 2005), was modified for an emphasis of two matters, (i) the Company’s adoption of the provisions of EITF Issue No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables”, effective August 1, 2003, and the provisions of FIN 46R “Consolidation of Variable Interest Entities” effective February 1, 2004, and

(ii) the Company’s restatement of its 2005, 2004 and 2003 consolidated financial statements, and (b) PwC’s report, submitted with our Annual Report on Form 10-K/A filed April 6, 2005 (FY 2004), was also modified for an emphasis of two matters: (i) the Company’s adoption of the provisions of EITF Issue No. 00-21 (“EITF 00-21”), “Revenue Arrangements with Multiple Deliverables”, effective August 1, 2003, and the provisions of FIN 46R “Consolidation of Variable Interest Entities” effective February 1, 2004, and (ii) the Company’s restatement of its consolidated financial statements and financial statement schedule as of April 30, 2004 and 2003 and for each of the three years the period ended April 30, 2004.

During the two fiscal years ended April 30, 2005 and 2004 and the subsequent interim period through January 12, 2006, there were no disagreements between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction PwC, would have caused PwC to make reference to the subject matter of the disagreement in connection with their reports.

In addition, during the fiscal years ended April 30, 2005 and 2004 and the subsequent interim period through January 12, 2006, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

Management evaluated the effectiveness of the Company’s internal control over financial reporting as of April 30, 2006, and based on its evaluation, management concluded that material weaknesses existed in the Company’s internal controls over financial reporting and consequently, as of April 30, 2006, the Company did not maintain effective internal control over financial reporting. Specifically, the material weaknesses identified were:

*We did not maintain effective controls over the financial reporting process due to an insufficient complement of personnel with an appropriate level of accounting knowledge, experience, and training in the application of generally accepted accounting principles commensurate with its financial reporting requirements and the complexity of our operations and transactions. As a result, we did not consistently maintain effective controls to ensure there was adequate (i) analysis, documentation, reconciliation and review of accounting records, and supporting data, and (ii) monitoring and oversight of the work performed by accounting and financial reporting personnel to ensure the accuracy and completeness of the consolidated financial statements in accordance with generally accepted accounting principles. This material weakness resulted in errors and the restatement of our interim consolidated financial statements for each of the first two quarters of 2006 relating to income taxes and minority interest and contributed to the additional material weaknesses described below. Due to the (1) significance of the financial closing process to the preparation of reliable financial statements, (2) the significance of the identified misstatements and the potential misstatement that could have resulted due to the deficient controls and (3) the absence of sufficient other mitigating controls, we determined that this control deficiency resulted in more than a remote likelihood that a material misstatement or lack of disclosure within the annual or interim financial statements will not be prevented or detected.

*We did not maintain effective controls to ensure appropriate segregation of duties in certain locations as the same employees were responsible for the initiating and recording of transactions, thereby creating segregation of duties weaknesses. Due to the (1) significance of segregation of duties to the preparation of reliable financial statements, (2) the significance of potential misstatement that could have resulted due to the deficient controls and (3) the absence of sufficient other mitigating controls, we determined that this control deficiency resulted in more than a remote likelihood that a material misstatement or lack of disclosure within the annual or interim financial statements will not be prevented or detected.

*The following control deficiencies in the aggregate constitute a material weakness in internal control related to revenue recognition: (a) a higher than acceptable failure rate in the operating effectiveness of revenue controls designed to ensure appropriate cut-off surrounding revenue and deferred revenue, which resulted in financial statement errors in fiscal 2006 which have been corrected; and (b) controls were ineffective and were not properly designed surrounding the approval process for pricing which resulted in financial statement errors in fiscal 2006 which have been corrected.

*The following control deficiencies related to stock compensation accounting and financial statement disclosure in the aggregate constitute a material weakness: (a) controls were ineffective and were not properly designed to ensure proper accounting for stock compensation which resulted in financial statement errors which have been corrected; and (b) controls were ineffective and were not properly designed to ensure proper disclosure of pro forma stock-based employee compensation expense which resulted in errors in financial statement disclosures.

*Controls were ineffective and were not properly designed to ensure proper accounting and disclosure of deferred taxes which resulted in errors in the financial statements and disclosures which have been corrected.

During the fiscal years ended April 30, 2005 and 2004 and the subsequent interim period through January 12, 2006, the Company did not consult Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to Management. For the fiscal year ended April 30, 2006, all services provided by the Company’s independent registered public accounting firms have been subject to pre-approval by the Audit Committee.

FORM 10-K AND FINANCIAL STATEMENTS

The Company’s fiscal 2006 Form 10-K has been mailed to you with this Proxy Statement. The Form 10-K contains the Consolidated Financial Statements of the Company and its subsidiaries and accompanying notes as of April 30, 2006 and 2005, and the reports thereon by the Company’s independent registered public accounting firm.

SHAREHOLDER COMMUNICATION WITH

THE BOARD OF DIRECTORS

Although the Company has not to date developed formal processes by which shareholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the Board, either generally or in care of the CEO, Corporate Secretary, or another corporate officer, is forwarded to all members of the Board, has served the Board’s and the Company’s shareholders’ needs. There is no screening process, and all shareholder communications that are received by officers for the Board’s attention are forwarded to the Board. In view of recently adopted SEC disclosure requirements related to this issue, the Nominating and Governance Committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s corporate website, any communication to the Board should be mailed to the Board, in care of the Company’s Corporate Secretary, at the Company’s headquarters in Kent, Washington. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

SHAREHOLDER PROPOSALS

To be considered for presentation to the 2007 Annual Meeting of Shareholders and inclusion in the Company’s Proxy Statement related to such meeting, a shareholder proposal must be received at the offices of the Company, 23500 64th Avenue South, Kent, Washington 98032, not later than April 20, 2007. To be eligible to submit a proposal, a shareholder must have continually been a record or beneficial owner of shares of Common Stock having a market value of at least $2,000 (or representing at least 1% of the shares entitled to vote on the proposal), for a period of at least one year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

PROFESSIONAL CONDUCT POLICY

The Company has adopted a Professional Conduct Policy. The Professional Conduct Policy is intended to meet the requirements of a code of ethics as set forth in Item 406(b) of Regulation S-K and the Professional Conduct Policy applies to all of the Company’s employees, including its principal executive officer, principal financial officer and the principal accounting officer. The Professional Conduct Policy is posted on the Company’s corporate website at www.flowcorp.com.

The Company intends to disclose any amendments to the Professional Conduct Policy (other than technical, administrative or non-substantive amendments), and any waivers of a provision of the Professional Conduct Policy for the Company’s executive officers, on the corporate website at www.flowcorp.com. Information on the Company’s website, however, does not form a part of this Proxy Statement.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the meeting. If any other business is properly brought before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

Whether you intend to be present at this meeting or not, you are urged to return your proxy promptly.

By order of the Board of Directors.

Stephen R. Light

President and CEO

Appendix 1

FLOW INTERNATIONAL CORPORATION

AUDIT COMMITTEE CHARTER

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of financial information provided to shareholders and others, its review of the adequacy of the system of internal controls established by the Company and its monitoring of the audit process.

Organization

The Audit Committee shall be comprised of three or more directors, as determined by the Board, each of whom shall be independent directors as described in the Nasdaq Stock Market Inc. rules and Rule 10A-3 of the Exchange Act. All members of the Committee and the Committee chair shall meet all financial knowledge and experience qualifications required under rules promulgated by the Nasdaq Stock Market, Inc., the Securities and Exchange Commission or other governing body, as in effect from time to time.

The members of the Committee shall be elected by the Board at the meeting of the Board following the annual meeting of shareholders and shall serve until their successors shall be duly elected and qualified. Unless a Chairman is appointed by the Board, the members of the Committee may designate a Chairman by majority vote of the full Committee membership.

Authority

The Audit Committee shall have the authority to engage independent counsel, accountants and other advisors, to meet with and seek information from company officers and employees, and to conduct or authorize investigations into any matter within the scope of its responsibility. It shall receive from the Company appropriate funding, as determined by the Committee, for payment of compensation to the independent accountant for purposes of rendering or issuing an audit report and to any advisors employed by the Committee.

Meetings

The Audit Committee shall meet at least quarterly, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee should meet at least quarterly with management and the Company’s independent accountants, and the internal auditors, in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. The Committee shall also report regularly to the Board of Directors with respect to its activities.

Responsibilities

In performing its functions, the Audit Committee shall review the Company’s financial reporting process and internal controls, the Company’s compliance with legal and regulatory requirements, and review and appraise the audit efforts of the Company’s independent accountants and internal auditors. The Audit Committee shall also provide open means of communication between the directors, the independent accountants, the internal auditors and the financial and senior management of the Company.

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to properly enable the Audit Committee to successfully accomplish its stated functions.

In carrying out these responsibilities, the Audit Committee shall:

•	Meet with the independent accountants and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the independent accountants.

•	Meet with the internal auditors to review and approve the proposed scope of work for the current year. Monitor and direct changes to the scope of their work during the year. Read and discuss their audit findings and proposed followed up.

•	Evaluate and approve or disapprove in advance all audit and non-audit services proposed to be provided by the independent accountants. The Company’s independent accountants may be engaged to provide non-audit services only after the Audit Committee has first considered the proposed engagement or the category of the proposed engagement and has determined in each instance that the proposed services are not prohibited by applicable regulations and the auditors’ independence will not be materially impaired as a result of having provided such services. The Audit Committee’s determination shall generally be guided by whether a reasonable investor, knowing all relevant facts and circumstances, would conclude that the auditors’ exercise of objective and impartial judgment on all issues encompassed within the auditors’ engagement would be materially impaired or leave the auditors in the position of auditing their own work.

•	Review with the independent accountants, internal auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Review progress toward implementation of necessary changes in controls or procedures.

•	Discuss with the independent accountants at least annually the acceptability and the quality of the accounting principles applied in the Company’s financial reporting process.

•	Prior to issuance review and discuss the annual audited financial statements and quarterly financial statements with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented, including the Company’s disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. Discuss with the independent accountants all critical accounting policies and practices to be employed in connection with the financial statements, and any changes thereto; all alternative treatments of financial information under GAAP that have been discussed with management, and the treatment preferred by the auditor; and all other material written communications between the auditor and management.

•	Review management’s assessment of the effectiveness of internal control over financial reporting as of the end of the most recent fiscal year and the independent auditor’s report on management’s assessment.

•	Discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of internal control over financial reporting, including any significant deficiencies or material weaknesses identified in connection with its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act. In addition, the Committee shall discuss with management, the internal auditors, and the independent auditors any significant changes in internal control over financial reporting that are disclosed, or considered for disclosures, in the Company’s periodic filings with the Securities and Exchange Commission.

•	Provide for inclusion in the annual proxy statement a report of the Audit Committee’s findings resulting from its financial reporting oversight responsibilities.

•	Meet separately, at least quarterly, with management, with internal auditors, and with the independent accountants. Among the items to be discussed in these meetings are the independent accountants’ evaluation of the corporation’s financial, accounting, and auditing personnel, and the cooperation that the independent accountants received during the course of the audit or quarterly review.

•	Either the Audit Committee or the Chairman shall discuss with the independent accountants the impact of any significant events,

transactions and changes in accounting estimates, or changes to financial statements considered by the independent accountants in performing its quarterly reviews, if any.

•	Review accounting and financial human resources and succession planning within the Company.

•	Submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

•	Ensure the availability of a process and procedures for complaints or employee concerns regarding accounting, internal controls and auditing matters. The established system must be anonymous, confidential and unbiased and prevent retaliation against a reporting employee.

•	Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

•	Review and comment on proposed earnings press releases, as well as financial information and earnings guidance provided to investors, analysts and rating agencies.

•	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

•	Discuss policies with respect to risk assessment and risk management of the company.

•	Review with the independent accountants any audit problems or difficulties and management’s response. Resolve issues with company management.

•	Establish hiring policies for employees or former employees of the independent accountants.

•	Annually prepare a self-appraisal for presentation to the Board and seek feedback on it from the Board.

•	Review and update this Charter annually and as appropriate.

•	Perform such other functions as assigned by law, the Company’s charter or bylaws, or the Board of Directors.

Relation with the Independent Accountants

The independent accountants are responsible to the Audit Committee and the Board of Directors. Accordingly the Audit Committee has the following responsibilities in connection with such relationship:

•	Establish performance metrics for independent accountants.

•	Review and select the independent accountants to audit the financial statements of the corporation and its divisions and subsidiaries, approve the compensation of the independent accountants and review and approve the replacement of the independent accountants if such action becomes necessary.

•	Assess on an annual basis the independence of the independent accountants, and in doing so, obtain from the independent accountants a written statement regarding relationships and services which may affect objectivity and independence.

•	Obtain and review a report from the independent accountant at least annually regarding (a) the independent auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities. Determine that the independent audit firm has a process in place to address the rotation of the lead audit partner and other audit partners serving the account as required under Securities and Exchange Commission independence rules. The Committee will approve the selection of the new lead audit partner based on the Committee’s assessment of the partner’s experience and qualifications.

•	Engage in a dialogue with the independent accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the Board of Directors take appropriate action in response to the independent accountants’ report to satisfy itself of the independent accountants’ independence.

Relationship with the Internal Auditors

The internal auditors will report functionally to the Audit Committee and the Board of Directors. Accordingly, the Audit Committee has the following responsibilities in connection with such relationship:

•	Review the dismissal, appointment and replacement of the senior internal auditing executive.

•	Review the significant reports prepared by internal audit and management’s responses.

•	Discuss with the independent accountant and management the internal audit department responsibilities, reporting methodologies, budget and staffing.

•	The Committee shall review the continued adequacy of this Audit Committee Charter on a periodic basis and shall comply with provisions in such general procedures for Board committees as approved by the full Board.

APPROVED AND ADOPTED BY THE AUDIT COMMITTEE ON May 24, 2005.

SOLICITED BY THE BOARD OF DIRECTORS

FLOW INTERNATIONAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

SEPTEMBER 11, 2006

The undersigned hereby appoints Stephen R. Light and John S. Leness, or either of them, with power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all of the shares of stock of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Intercontinental Hotel 505 N. Michigan Avenue, Chicago, Illinois on September 11, 2006, and at any adjournment of such meeting, for the following purposes and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with and as described in the Notice and accompanying Proxy Statement.

If this Proxy is executed by you without indicating voting instructions, then it will be deemed to grant authority to vote FOR the nominees for director and FOR the ratification of the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm.

THIS PROXY IS SOLICITED BY MANAGEMENT. A majority of said proxies, including any substitutes, or if only one of them be present then that one, may exercise all powers granted hereunder at said meeting or any adjournment thereof. This proxy revokes any proxy to vote such shares at such meeting or any adjournment thereof heretofore given by the undersigned to anyone other than those named above.

IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

Please Mark Here for Address Change or Comments  `

SEE REVERSE SIDE

Proposal 1 - Election of Directors

The Board of Directors recommends a vote FOR the nominees for Directors.

Election of one Director for three-year terms:

Vote FOR the nominees listed below (except as marked to the contrary below).  `

WITHHOLD AUTHORITY to vote for the nominees listed below.  `

Proposal 2 - Ratification of the Appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm.

The Board of Directors recommends a vote FOR the ratification of appointment.

Vote FOR Proposal 2  `

Vote AGAINST Proposal 2  `

ABSTAIN from voting for Proposal 2  `

NOMINEES for Three-Year Terms:

01.	Richard P. Fox 02. Stephen R. Light 03. Lorenzo C. Lamadrid

Signature must be that of him/herself. If shares are held jointly, each shareholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name.

Signature:

Signature:

DATED:                     , 2006

IMPORTANT-PLEASE INSERT

FOLD AND DETACH HERE